UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 13, 2013

(Exact name of registrant as specified in its charter)

Delaware	001-13695	16-1213679
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5790 Widewaters Parkway, DeWitt, New York		13214-1883
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (315) 445-2282

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01               Completion of Acquisition or Disposition of Assets.

On December 13, 2013, Community Bank, National Association (the “Community Bank”), the wholly-owned banking subsidiary of Community Bank System, Inc. (the “Company”), completed its acquisition of eight branches from Bank of America, National Association (“Bank of America”) as contemplated by the previously announced Purchase and Assumption Agreement, by and between Community Bank and Bank of America, dated as of July 23, 2013.  As part of the transaction, Community Bank acquired approximately $303.1 million of net deposits and approximately $0.9 million of net performing loans and paid a premium of approximately $7.3 million.

The acquired branches were converted and opened as Community Bank branches on December 14, 2013 and are located across Community Bank’s Northeast Pennsylvania markets, with five of the acquired branches located in Luzerne County, two located in Carbon County and one located in Lackawanna County.

A copy of the Company’s press release, dated December 16, 2013, announcing the completion of the transaction is attached hereto as Exhibits 99.1.

Item 9.01               Financial Statements and Exhibits

(a)           Financial Statements of Business Acquired

The acquisition of the branches and related deposits and loans does not represent the acquisition of a business as specified in Rule 3-05(b) of Regulation S-X and therefore historical financial statements are not required.

(b)           Pro Forma Financial Information.

Pro forma financial information is not required in connection with this acquisition pursuant to Article 11 of Regulation S-X.

(c)           Not Applicable.

(d)           Exhibits

99.1         Press Release, dated December 16, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Community Bank System, Inc.

By: /s/ George J. Getman
Name: George J. Getman
Title: EVP and General Counsel
Dated: December 19, 2013